UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2005

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2005, at the direction of the Compensation and Management Development Committee of the Board of Directors (the “C&MD Committee”) of AGL Resources Inc. (the “Company”), management’s Policy Committee adopted the AGL Resources Inc. Annual Incentive Plan - 2005 (the “AIP”). The AIP is a program under which annual cash incentives are tied to the achievement of Company earnings per share targets, business unit goals and individual performance goals. Most full-time employees, including executive officers, are eligible to participate in the AIP. Under the AIP, the Company is required to meet or surpass a specified corporate earnings per share performance threshold in order for any incentive awards to be made, irrespective of the level of business unit achievement or individual performance achievement. The Company’s C&MD Committee is charged with establishing and certifying the levels of corporate performance that must be achieved in order for awards to become payable under the AIP.

Under the AIP, each participant has a target annual incentive compensation opportunity, expressed as a percentage of annual earned base salary. In determining an eligible participant’s actual incentive award, the plan gives weight to corporate performance, business unit performance (where applicable) and individual performance. Participants eligible for annual incentive awards are generally eligible to receive awards in amounts up to 200% of their target opportunity under the AIP. No incentive awards can be paid under the AIP if the specified corporate earnings per share threshold is not met.

A copy of the AIP is attached to this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.1	AGL Resources Inc. Annual Incentive Plan - 2005

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: June 30, 2005	/s/ Paul R. Shlanta
Paul R. Shlanta Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

10.1	AGL Resources Inc. Annual Incentive Plan - 2005